October 19, 2016
As Amended and Restated Effective December 2, 2016

Personal & Confidential

Mark A. Augusti
9650 Strickland Rd. #103-405
Raleigh, NC 27615

Dear Mark:

It is my pleasure to offer you employment with ConforMIS, Inc. (the “Company”) in the position of President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”).
1.Title, Position and Duties: Beginning on November 14, 2016 or such earlier date as may be agreed upon by you and the Company (the “Effective Date”), you will hold the position of President and Chief Executive Officer with the Company, and you will report to the Board. You will have such duties and responsibilities as are usually performed by the President and Chief Executive Officer of a Delaware corporation, including such duties as are reasonably delegated to you from time to time by the Board, consistent with your position as President and Chief Executive Officer, and you will have the authority and resources consistent with such positions.
2.    Full-Time and Best Efforts: The role of President and Chief Executive Officer of the Company is a full-time position to be performed by you in the Company’s Massachusetts corporate headquarters. We expect that you will devote substantially all of your working time to the performance of your Company duties in a satisfactory manner and to the best of your abilities at all times. You shall not engage in any other business or occupation during your employment with the Company, including, without limitation, any activity that conflicts with the interests of the Company, interferes with the proper and efficient performance of your duties for the Company, or interferes with your exercise of judgment in the Company’s best interests. You agree that you will not, for two (2) years following the Effective Date, serve on a for-profit board, provided that you may continue your service on the board of View Medical as long as such activity does not pose an actual or apparent conflict of interest and does not interfere with the performance of your duties to the Company. After such time you may, following approval of the Board, which approval shall not unreasonably be withheld, serve on a for-profit board as long as such activity does not pose an actual or apparent conflict of interest and does not interfere with the performance of your duties to the Company. You will be permitted to serve as an officer, director or trustee of any charitable, educational or non-profit organization, at any time and without the Company’s prior consent, provided that such services do not interfere with the performance of your duties to the Company or pose an actual or apparent conflict of interest with your role at the Company.
3.    Board: During your service as President and Chief Executive Officer of the Company, you shall be nominated for election to the Board. Your service as a member of the Board, which is subject to Board election and removal provisions under the Company’s charter and Delaware law, will terminate automatically upon the termination of your employment with the Company for any reason. You agree to tender your written resignation from the Board, effective as of the date of termination of your employment, within ten (10) days following the date of such termination of employment.
4.    Compensation: You shall receive a base salary at the rate of $21,666.67 per semi-monthly pay period (which is an annualized rate of $520,000), paid in accordance with the Company's standard payroll practices, and subject to all applicable tax reporting and withholding. Your salary will be reviewed by the Board or its Compensation Committee not less frequently than annually and shall be subject to increase (but not decrease) from time to time, as determined by the Board.
5.    Signing Bonus: You will receive a one-time signing bonus of $200,000, less all applicable taxes and withholdings, payable on the Company’s first regular payday following the Effective Date. If, prior to the one-year anniversary of the Effective Date, the Company terminates your employment for Cause (as defined below) or you resign your employment without Good Reason (as defined below), you will be obligated to repay to the Company, within thirty (30) days following your separation, a pro-rated amount of the signing bonus, less all applicable taxes and withholdings, based on your termination date.
6.    Annual Bonus: Beginning in 2017, following the end of each calendar year you will be eligible for an annual target bonus of 75% of your annualized base salary (the “Target Bonus”), based upon achievement of both corporate and your individual goals, as determined by the Board in its sole discretion. The determination of whether a bonus will be granted, and the amount of any such bonus, will also be determined by the Board in its sole discretion. (For the avoidance of doubt, annual bonus eligibility may range above or below target, consistent with the structure of any applicable plan as applied to similarly situated Company executives.) Any annual bonus will be payable no later than March 15 of the year following the year to which it relates. Please note that you must be an active employee on the date any bonus is distributed (the “Bonus Payment Date”) in order to be eligible for and to earn a bonus, as annual bonuses also serve as retention incentives. For the avoidance of doubt, you will not be eligible to receive any annual bonus for 2016.

7.    Annual Long-Term Incentive Awards: You will be eligible to participate in the Company’s annual long-term incentive program. Subject to the approval of the Board, your initial annual long-term incentive award, which the Company intends to grant on or about February 15, 2017, will be comprised of equity awards having a value of $800,000 (the “Initial Award”). The Initial Award is intended by the Board to be allocated between an award of a Stock Option and a Restricted Stock Award (each as defined below).

A.
The Stock Option will consist of an option to acquire shares of the Company’s common stock having a Black Scholes value as of the date of grant of $533,333, with such option (i) granted under and subject to the terms of the Company’s stock incentive plan, (ii) having an exercise price equal to the fair market value of the Company’s common stock on the date of grant of the option, (iii) vesting in equal monthly installments over a four (4) year period, subject to your continued employment with the Company on each applicable vesting date, and (iv) having such other terms as are set forth in the applicable stock option agreement and the annual long-term incentive program.

B.
The Restricted Stock Award will consist of the right to receive shares of the Company’s common stock having a value of $266,667 (as calculated using the average closing price during the 60 calendar days prior to the grant date), with such shares (i) granted under and subject to the terms of the Company’s stock incentive plan, (ii) vesting in equal annual installments over a four (4) year period beginning on the first anniversary of the date of grant of the award subject to your continued employment on each applicable vesting date and (iii) having such other terms as are set forth in the applicable restricted stock award agreement and the annual long-term incentive program.

Any subsequent annual incentive awards will be granted to you at the Board’s sole discretion, and the Board will also determine in its sole discretion the allocation of such award among different types of equity awards, the vesting terms for such equity awards (including applicable service and performance conditions) and such other terms and conditions applicable to such awards as the Board determines to be appropriate.
8.    New Hire Equity Awards: Subject to the approval of the Board, on or promptly following December 2, 2016, the Company will grant to you equity awards having a value of approximately $1,200,000 (the “New Hire Equity Awards”). The New Hire Equity Awards will consist of a stock option (the “New Hire Option”) and a restricted stock award (the “New Hire RSA”) (each as defined below).

A.
The New Hire Option will consist of an option to acquire shares of the Company’s common stock having a Black Scholes value as of the date of grant of $800,000, with such option (i) granted under and subject to the terms of the Company’s stock incentive plan, (ii) having an exercise price equal to the fair market value of the Company’s common stock on the date of grant of the New Hire Option, (iii) vesting as to 25% on the first anniversary of the date of grant of the New Hire Option and in equal installments monthly for the subsequent 36 months, subject to your continued employment with the Company on each applicable vesting date, and (iv) having such other terms as are set forth in the applicable stock option agreement.

B.
The Restricted Stock Award will consist of the right to receive Forty-Four Thousand Seven Hundred Fifty (44,750) shares of the Company’s common stock, with such shares (i) granted under and subject to the terms of the Company’s stock incentive plan, (ii) vesting in equal annual installments over a four (4) year period beginning on the first anniversary of the date of grant of the award subject to your continued employment on each applicable vesting date and (iii) having such other terms as are set forth in the applicable Restricted Stock Award agreement.

9.    Establishment of Principal Residence in Massachusetts: As we have discussed, in connection with your employment with the Company, you will be required to establish your principal residence in Massachusetts on or before August 1, 2017. In order to assist with this process, the Company will reimburse you up to $125,000 for reasonable expenses incurred by you in such establishment, including moving expenses (“Moving Expenses”) and expenses incurred in maintaining a temporary residence in Massachusetts and commuting between your current home and your temporary residence in Massachusetts prior to its becoming your principle residence (the “Commuting Expenses”) (collectively, the “Residency Expenses”), so long as such expenses are incurred no later than August 1, 2017. The Residency Expenses will be reimbursed in accordance with Company policy, but no later than 60 days following the incurring of the expense, provided that you deliver to the Company reasonable substantiation and documentation of your Residency Expenses. To the extent permitted by applicable law, the Company will exclude deductible moving expenses from your W-2. For the avoidance of doubt, your establishment of your principal residence in Massachusetts by August 1, 2017 is a material term of this letter agreement. If, prior to the one-year anniversary of the Effective Date, the Company terminates your employment for Cause (as defined below) or you resign your employment without Good Reason (as defined below), you will not be eligible for any unpaid Residency Expenses and will be obligated to repay to the Company, within thirty (30) days following your separation, all Moving Expenses (but not, for the avoidance of doubt, Commuting Expenses) received by you prior to your last day of employment.

10.    Employee Benefits; Expenses: You will be entitled to participate in such of the Company’s benefit plans as are generally made available to senior officers of the Company from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing such benefits. Notwithstanding the foregoing, you understand and agree that nothing contained herein will require the Company to establish or maintain any fringe benefits and any such benefits may be modified, amended, terminated or cancelled at any time by the Company in its sole and absolute discretion.
During your employment, the Company shall pay (or promptly reimburse you) for documented, out-of-pocket expenses reasonably incurred by you in performing your job, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.
All reimbursements and in-kind benefits provided under this letter agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”) to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
11.    Vacation Time: You will be entitled to accrue the amount of Paid Time Off (“PTO”) per year generally available to senior officers of the Company, but in any event not less than four (4) weeks during each calendar year, prorated from the Effective Date. Accrual and use of PTO is governed by the Company’s PTO Policy.
12.    At-Will Employment; Restrictive Covenant Agreement: Your employment with the Company will be “at will”. This means that you have the right to terminate your employment relationship with the Company at any time for any or no reason. Similarly, the Company has the right to terminate its employment relationship with you at any time for any or no reason. As a condition of your employment with the Company, you will be required to execute the enclosed Employee Confidential Information, Inventions and Non-Competition Agreement (the “Restrictive Covenant Agreement”).
13.    Severance Benefits: Notwithstanding the foregoing, in the event that the Company terminates your employment without “Cause” or you resign from employment with “Good Reason” (each term as defined below and in either case a “Qualifying Termination”), you will be eligible for the benefits outlined in sub-sections A, B, or C (the “Severance Benefits”), subject to the terms set forth in this letter agreement:

A.
If a Qualifying Termination occurs prior to, or more than twenty-four (24) months following, a Change in Control Transaction (as defined below), and the Qualifying Termination occurs prior to the two-year anniversary of the Effective Date: (i) The Company will provide you with severance pay in the form of continuation of your base salary for a total of eighteen (18) months, such amount to be paid in accordance with the Company’s then current payroll practices, except as otherwise specified in this letter agreement, beginning on the Company’s first regular payroll date that occurs after the Payment Date (as defined below); (ii) the Company will pay to you an amount equal to 1.5 times the Target Bonus; and (iii) subject to the terms and conditions provided for in COBRA, and subject to your timely election of COBRA and copayment of premium amounts at the active employee rate, the Company shall pay its then current share of premium payments for you and your eligible dependents for group health and dental insurance after the date on which your employment terminates through (1) the end of the period during which you are receiving base salary continuation, or (2) the date you become employed with benefits substantially comparable to the benefits provided under the corresponding Company plan, or (3) the date you become ineligible for COBRA benefits (the “COBRA Period”); provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Internal Revenue Code of 1986, as amended (the “Code”) and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code. You shall be responsible for the entire COBRA premium should you elect to maintain this coverage after the earlier of the dates specified in Sections 13.A.iv(1)-(3) above.

B.
If a Qualifying Termination occurs prior to, or more than twenty-four (24) months following, a Change in Control Transaction, and the Qualifying Termination occurs on or after the two-year anniversary of the Effective Date: (i) The Company will provide you with severance pay in the form of continuation of your base salary for a total of twelve (12) months, such amount to be paid in accordance with the Company’s then current payroll practices, except as otherwise specified in this letter agreement, beginning on the Company’s first regular payroll date that occurs after the Payment Date; (ii) the Company will pay to you an amount equal to the Target Bonus; and (iii) you will be eligible for the same COBRA premium assistance as set forth in Section 13.A.iii above, subject to the same terms, conditions, and limitations as described therein.

C.
If a Qualifying Termination occurs within twenty-four (24) months following a Change in Control Transaction, and regardless of whether the Qualifying Termination occurs prior to, on, or after the two-year anniversary of the Effective Date: (i) The Company will provide you with severance pay in the form of continuation of your base salary for a total of eighteen (18) months, such amount to be paid in accordance with the Company’s then current payroll practices, except as otherwise specified in this letter agreement, beginning on the Company’s first regular payroll date that occurs after the Payment Date; (ii) the Company will pay to you an amount equal to 1.5 times the Target Bonus, to be paid in one lump sum on the Company’s first regular payroll date that occurs after the Payment Date; (iii) you will be eligible for the same COBRA premium assistance as set forth in Section 13.A.iii above, subject to the same terms, conditions, and limitations as described therein; and (iv) the vesting of 100% of your then outstanding unvested equity grants shall be accelerated, such that all unvested equity grants vest and become fully exercisable or non-forfeitable as of the date your employment terminates.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following your termination date other than as set forth in this Section. For the sake of clarity, it shall not be a “Qualifying Termination” if your employment terminates because of your death or due to your Disability (as defined below).

D.	The Severance Benefits will be subject to the following terms and conditions:
i.    Solely for purposes of Section 409A of the Code, each salary continuation payment is considered a separate payment.
ii.    Any severance or other benefits under this letter agreement will begin only upon the date of your “separation from service” (as defined under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h)) which occurs on or after the date of termination of the employment. To the extent that the termination of your employment does not constitute a separation from service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company, or any of its parents, subsidiaries or affiliates, at the time your employment terminates), any severance benefits payable that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation from service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

Further, if you are a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date your separation from service becomes effective, any severance benefits payable hereunder that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date your separation from service becomes effective, and (ii) the date of your death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date your separation from service becomes effective, and (B) your death, the Company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date as described above. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provision of this letter agreement is determined to constitute deferred compensation subject to Section 409A of the Code, but do not satisfy an exemption from, or the conditions of, Section 409A of the Code.
iii.    The Company’s obligation to provide the Severance Benefits will be contingent upon your entering into and complying with a separation and release of claims agreement in a form to be provided by the Company (which will include a release of all releasable claims and non-disparagement and cooperation obligations) (the “Release”), which Release must be signed and any applicable revocation period with respect thereto must have expired by the sixtieth (60th) day following your termination of employment. The Severance Benefits shall be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Date”).  Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the date on which your employment terminates, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year. In addition, to remain eligible for the Severance Benefits you must comply with all post-employment obligations, including those in the Restrictive Covenant Agreement that you shall sign as a condition of employment.
iv.    The Company’s obligations to pay or provide the Severance Benefits will be contingent upon your having tendered your resignation from the Board and all offices you hold in the Company (and any other boards on which you serve or offices that you hold at the request of the Company), effective as of the date of termination.
v.    You agree to give prompt written notice of any subsequent employment you obtain during the COBRA Period that results in your eligibility for comparable medical and dental benefits. If the Company makes any overpayment of COBRA premium amounts, you agree to promptly return any such overpayment to the Company. The foregoing shall not create any obligation on your part to seek reemployment after the date of termination of your employment.
14.    Benefits in the Event of a Termination that is Not a Qualifying Termination: In the event of any termination of your employment that is not a Qualifying Termination, including without limitation, your termination by the Company for Cause, your resignation without Good reason, or termination due to your death or Disability, the Company’s obligations under this letter agreement shall immediately cease and you shall be entitled only to the Accrued Compensation (as defined below). You shall not be entitled to any other compensation or consideration, including any bonus not yet awarded for which you may have been eligible had your employment not ended. However, in the event your employment terminates due to your death or Disability and such termination occurs between the end of a calendar year and the Bonus Payment Date, you (or your estate, as applicable) will be paid any bonus you would have received for the prior calendar year had you remained employed by the Company on the Bonus Payment Date (any such bonus to be paid on the Bonus Payment Date).
15.    Definitions: For purposes of this letter agreement:

(a)
“Accrued Compensation” means any accrued base salary earned by you prior to the date of termination, any accrued but unused PTO, and any amounts for reimbursement of any appropriate business expenses incurred you in connection with the performance of your duties hereunder, all to the extent unpaid on the date of termination. Your entitlement to any other compensation or benefit under any plan of the Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this letter agreement.

(b)
“for Cause” shall mean (i) your engagement in any conduct that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the business, interests or reputation of the Company (for avoidance of doubt, “conduct” in this subsection does not mean poor performance or failure to meet Company objectives); (ii) any breach by you of the Restrictive Covenant Agreement; (iii) your failure to perform, or negligence in your performance of, any material duties required of or assigned to you if such duties are consistent with duties customary for the position held by you, provided that you were given fourteen (14) calendar days’ written notice of such deficiencies and an opportunity to cure such deficiencies (but only if the Board, in its reasonable discretion, deems such deficiencies susceptible to cure); (iv) your fraud, embezzlement, or willful misconduct; (v) your material breach of this letter agreement; or (vi) your conviction of, or plea of guilty or nolo contendere to, a misdemeanor relating to the Company, any crime involving dishonesty or moral turpitude, or any felony.
You are eligible for no more than two “cure” opportunities during your employment.

(c)
“Change in Control Transaction” shall mean (i) a merger or consolidation of the Company with or into another corporation under circumstances where the stockholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of the Company or the surviving, resulting or parent corporation, as the case may be, (ii) a transfer of shares representing fifty percent (50%) or more of the voting power of the Company to any person who was not, on the Effective Date, a holder of stock of any class or preference or any stock option of the Company, (iii) a liquidation of the Company, or (iv) a sale or other disposition of all or substantially all of the Company’s assets.

(d)
“Good Reason” shall mean you have complied with the “Good Reason Process” as defined below, following the occurrence of one or more of the following events without your written consent: (i) any material diminution in your title, duties, authority or responsibilities or a change in your reporting directly to the Board, (ii) any material diminution in your base compensation; (iii) the relocation of your primary place of work more than fifty (50) miles from your primary place of work for the Company on the Effective Date of this letter agreement, other than in a direction that reduces your daily commute, or (iv) the material breach by the Company of any provision of this letter agreement.

“Good Reason Process” shall mean that (i) you reasonably determine in good faith that one of the foregoing “Good Reason” conditions has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within thirty (30) days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(e)
“Disability” shall mean your inability (as determined by the Company in good faith) to perform the essential functions of your position due to physical or mental disability (after taking into account the Company’s obligation to provide reasonable accommodations in accordance with applicable law), which continues for a period of ninety (90) days (whether or not consecutive) during any 12-month period. In connection with any determination regarding your possible Disability, you shall have the right to provide to the Company, and the Company shall consider in good faith, any physical or mental evaluation performed by a competent physician of your selection.
16.    Modified Section 280G Cutback: Notwithstanding any other provision of this letter agreement, except as set forth in Section 16.B, in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the following provisions shall apply:

A.
The Company shall not be obligated to provide to you any portion of any “Contingent Compensation Payments” (as defined below) that you would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for you. For purposes of this Section 16, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

B.
Notwithstanding the provisions of Section 16.A, no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by you if the Eliminated Payments (determined without regard to this sentence) were paid to you (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of your “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 16.B shall be referred to as a “Section 16.B Override.” For purpose of this Section, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

C.	For purposes of this Section 16 the following terms shall have the following respective meanings:
i.    “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
ii.    “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this letter agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

D.
Any payments or other benefits otherwise due to you following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 16.D. Within 30 days after each date on which you first become entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify you (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 16.B Override is applicable. Within 30 days after delivery of such notice to you, you shall deliver a response to the Company (the “Executive Response”) stating either (A) that you agree with the Company’s determination pursuant to the preceding sentence or (B) that you disagrees with such determination, in which case you shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 16.B Override is applicable. In the event that you fail to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If you state in the Executive Response that you agree with the Company’s determination, the Company shall make the Potential Payments to you within three (3) business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If you state in the Executive Response that you disagree with the Company’s determination, then, for a period of sixty (60) days following delivery of the Executive Response, you and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Middlesex County, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three (3) business days following delivery to the Company of the Executive Response, make to you those Potential Payments as to which there is no dispute between the Company and you regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute.

E.
The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payment with a lower Contingent Compensation Payment Ratio. The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by you for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by you in respect of the applicable Contingent Compensation Payment. For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c)).

F.	The provisions of this Section 16 are intended to apply to any and all payments or benefits available to you under this letter agreement or any other agreement or plan of the Company under which you receive Contingent Compensation Payments.
17.    Notices: All notices and other communications pursuant to this letter agreement must be in writing and must be given by personal or courier delivery, e-mail or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by e-mail, or three (3) business days after mailing if mailed, to the addresses of the Company and you contained in the records of the Company at the time of such notice. Any party may change such party’s address for notices by notice duly given pursuant to this Section 17.
18.    Governing Law: This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Any action, suit, or other legal proceeding that is excluded from arbitration under Section 16 or 19 hereof shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and you each consents to the jurisdiction of such a court, and further hereby irrevocably waives any right to a trial by jury in any such action, suit or other legal proceeding.
19.    Arbitration: Any dispute between you and the Company relating in any way to this letter agreement, your employment with the Company, and/or your separation from the Company, including, but not limited to (i) claims alleging unlawful discrimination, harassment, or retaliation on any basis protected by any applicable federal, state, or local law (including, without limitation, Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Family and Medical Leave Act, and the Massachusetts Fair Employment Practices Act), (ii) claims for wages, bonuses, severance, incentive compensation or other equity, employee benefits or other compensation, whether pursuant to contract or federal or state wage and hour laws, (iii) common law claims, including, but not limited to, tort claims, wrongful discharge claims, contract claims, defamation claims and unfair business practices claims, and (iv) any claim under any statute, law, or ordinance not expressly set forth above (“Arbitrable Claims”) shall be resolved by binding arbitration before a neutral arbitrator. For the avoidance of doubt, (1) Arbitrable Claims shall not include disputes concerning trade secrets, confidential information, intellectual property (including patents, copyrights and trademarks), non-competition restrictions and/or non-solicitation restrictions for which injunctive relief or a declaration of rights and obligations is sought, and (2) nothing herein prevents you from filing a charge with, cooperating with, or participating in any proceeding or investigation before the EEOC or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, proceeding or investigation, and further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, proceeding or investigation). The arbitration shall take place in Boston, Massachusetts unless otherwise agreed by you and the Company. The arbitration shall be administered by JAMS and its applicable rules (the “Rules”), shall be final and binding upon you and the Company, and shall be the exclusive remedy for all claims covered by this arbitration provision. The arbitration shall be presided over by one arbitrator, who shall be selected by you and the Company in accordance with the Rules and shall be experienced in employment law. The arbitrator shall render an award and written opinion in the form typically rendered in employment arbitrations within the time provided in the Rules. The Company shall pay any filing fee and the fees and costs of the arbitrator; provided, however, that if you are the party initiating the arbitration, you will pay an amount equivalent to the filing fee that you would have paid to file a civil action or initiate a claim in a Massachusetts court of competent jurisdiction. Each party shall pay for its own costs and attorneys’ fees. Either you or the Company may bring an action in court to compel arbitration under this letter agreement, to enforce an arbitration award or to obtain temporary injunctive relief pending a judgment based on the arbitration award. Otherwise, neither you nor the Company shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. If any court or arbitrator finds that any term makes this arbitration provision unenforceable for any reason, the court or arbitrator shall have the power to modify such term (or if necessary delete such term) to the minimum extent necessary to make this arbitration provision enforceable to the fullest extent permitted by law. You and the Company hereby waive any rights you or the Company may have to trial by jury in regard to Arbitrable Claims, including without limitation any right to trial by jury as to the making, existence, validity, or enforceability of the agreement to arbitrate.
20.    Absence of Restrictions: By signing below, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing or limiting you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter agreement. You also agree that you will not disclose to anyone at the Company, bring onto Company premises, or use in the course of your employment at the Company, any confidential information or trade secrets belonging to any former employer or to any other entity.
21.    Legal Fees: The Company will reimburse you up to $20,000 for reasonable legal fees incurred by you in connection with your review and negotiation of this Agreement. Such reimbursement will be paid no later than thirty (30) days after you submit substantiation of having incurred such legal fees, which you must submit within sixty (60) days after they are incurred.
22.    Conditions to Employment: The Company has already performed satisfactory background and reference checks, and thus no further background or reference checks are outstanding as conditions for this letter agreement or your employment hereunder. In addition, you have provided proof of your right to work in the United States.
23.    Entire Agreement: This letter agreement having an Effective Date of November 14, 2016 and as amended and restated herein, together with the Restrictive Covenant Agreement attached hereto as Exhibit A and executed on November 14, 2016, constitutes the entire agreement between the parties regarding the terms and conditions of your employment with the Company and supersedes all prior agreements and understandings, whether written or oral, regarding the terms of your employment.
24.    Miscellaneous:
(a) No delay or omission by the Company or you in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
(b) The captions of the sections of this letter agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this letter agreement.
(c) In case any provision of this letter agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby..
We are thrilled to have you join the Company’s leadership team. Please contact me if you have any questions or need more information.
Sincerely,
/s/Kenneth Fallon III
Kenneth Fallon III
Board Member and Chairman, ConforMIS, Inc.
I accept the above terms of employment as stated, and I am not relying on any other promises or representations:
/s/Mark Augusti                                December 2, 2016
Mark Augusti                            Date

Enclosure:
Employee Confidential Information, Inventions and Non-Competition Agreement